UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2008

West Bancorporation, Inc.

(Exact name of registrant as specified in its charter)

Iowa	0-49677	42-1230603
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1601 22nd Street, West Des Moines, Iowa	50266
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	515-222-2300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 6, 2008, West Bancorporation, Inc. issued a press release updating its April 17, 2008, press release announcing earnings for the first quarter ended March 31, 2008. The May 6, 2008, press release reduced the announced earnings from $4,468,000 to $1,374,000 due to an increase in the allowance for loan losses determined by events after April 17, 2008.

Item 2.06 Material Impairments.

On April 25, 2008, Iowa’s largest homebuilder and developer laid off its entire staff and suspended business. West Bank, the Company’s wholly-owned bank subsidiary, does not have any loans to the developer. However, West Bank does have approximately $22 million in loans to closely related entities and individuals. Approximately $18 million of the loans are secured by first real estate mortgages, limited guarantees from parties related to the developer, and limited guarantees from parties not related to the developer. Approximately $4 million of the loans are unsecured. The loans are not in default, and West Bank is working on arrangements to obtain further security. Nevertheless, as a result of the developer’s decision to cease operations, West Bank determined on May 5, 2008, to increase the allowance for loan losses by $5 million. The charge will be taken as of March 31, 2008, as required by generally accepted accounting principles. West Bank cannot now estimate the amount of the impairment charge, if any, that will result in future cash expenditures.

On April 17, 2008, the Company issued a press release concerning its first quarter 2008 financial results. The subsequent adverse events described above will negatively affect the announced results. After the $5 million increase in the provision for loan losses, net income for the 2008 first quarter was $1,374,000 or $0.08 per share, compared to $4,444,000 or $0.25 per share for the first quarter of 2007. The return on average equity and return on average assets were 4.54 and 0.42 percent, respectively, compared to 15.86 and 1.38 percent, respectively, for the first quarter of 2007. The allowance for loan losses was 1.42 percent of total loans as of March 31, 2008, compared to 0.91 percent at the end of 2007 and 0.92 percent as of March 31, 2007. Additional details will be included in the Company’s next quarterly report on Form 10-Q, which will be filed on or before May 12, 2008.

A copy of the press release relating to the foregoing is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press Release of West Bancorporation, Inc. dated May 6, 2008.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio, and capital ratio. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

West Bancorporation, Inc.

May 6, 2008	By: Douglas R. Gulling
Name: Douglas R. Gulling
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of West Bancorporation, Inc. dated May 6, 2008